Exhibit (h)(8)

TRANSFER AGENCY AGREEMENT

This agreement is made and entered into as of the 31st day of May, 2006 (the “Agreement”), by and between Master Investment Portfolio, a registered management investment company organized as a statutory trust under the laws of the State of Delaware (the “Trust”), and Investors Bank & Trust Company (“Agent”), for transfer agency and dividend disbursing services as follows:

1. SERVICES.

A. Appointment of Agent. The Trust hereby appoints Agent as its transfer and dividend disbursing agent for each of its investment portfolios (each, a “Master Portfolio,” and collectively, the “Master Portfolios”) listed in Appendix A, as such Appendix may be amended from time to time, and Agent accepts such appointment.

B. Description of Services. Agent agrees to provide each Master Portfolio with the facilities and services described and set forth on Appendix B attached hereto and incorporated herein by reference.

C. Compensation. Agent’s compensation for providing services under this Agreement are set forth in the Master Fee Schedule by and among Agent, the Trust, and certain other registered investment companies, effective January 1, 2006, as may be amended from time to time.

2. EXPENSES. The Trust agrees to reimburse the Agent for reasonable out-of-pocket expenses or advances incurred by the Agent in performing its obligations under this Agreement as may be agreed in writing between the parties. In addition, any other reasonable expenses incurred by the Agent at the request or with the written consent of the Trust including, without limitation, any equipment or supplies which the Trust specifically orders or requires the Agent to purchase, will be reimbursed by the Trust.

3. TERM. This Agreement shall become effective as of the date first above written and shall continue until terminated pursuant to its provisions.

4. PROPER INSTRUCTIONS. Proper Instructions shall mean (i) instructions regarding the purchase or sale of Master Portfolio interests, and payments and deliveries in connection therewith, given by an Authorized Person, such instructions to be given in such form and manner as the Agent and the Master Portfolio shall agree upon from time to time, and (ii) instructions (which may be continuing instructions) regarding other matters signed or initialed by an Authorized Person. Oral instructions will be considered Proper Instructions if the Agent reasonably believes them to have been given by an Authorized Person. The Master Portfolio shall cause all oral instructions to be promptly confirmed in writing. The Agent shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Agent with respect to any follow-up or confirming instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Master Portfolio. The Master Portfolio shall be responsible, at the Master Portfolio’s expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Agent to act, the Master Portfolio shall give the Agent specific Proper Instructions as to the action required. Proper Instructions may include communication effected directly between electro-mechanical or electronic devices.

Authorized Person means any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of the Master Portfolio by appropriate resolutions of its Board of Trustees, as set forth in a certificate of the Master Portfolio setting forth the name and signature of such Authorized Person.

5. REGISTRATION AND COMPLIANCE.

A. Agent represents that it is registered as a transfer agent with the Securities and Exchange Commission (“SEC”) pursuant to Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and Agent agrees to maintain said registration current and comply with all of the requirements of the Exchange Act, rules and regulations during the term of this Agreement.

B. The Trust represents that it is a management investment company registered with the SEC in accordance with the 1940 Act and the rules and regulations promulgated thereunder. The Trust is authorized to offer and sell its beneficial interests (the “Interests”) pursuant to the 1940 Act and the rules and regulations promulgated thereunder. The Trust agrees promptly to advise Agent of any change in or limitation upon its authority to carry on business as an investment company pursuant to the 1940 Act and the statutes, rules and regulations of each and every jurisdiction to which it is subject.

6. DOCUMENTATION.

A. The Trust and Agent shall each supply to the other upon request such documentation as is required by them to carry out their respective obligations under this Agreement including, but not limited to, declaration of trust, bylaws, codes of ethics, registration statements, permits, financial reports, third party audits, certificates of authority, computer tapes and related items.

B. The Secretary, any Assistant Secretary, or a duly authorized officer of the Trust will at all times maintain on file with the Agent his or her certification to the Agent, in such form as may be acceptable to the Agent, of the names and signatures of the Trust’s authorized signatories, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an authorized signatory as designated therein), the Secretary, Assistant Secretary, or a duly authorized officer of the Trust will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. The Agent will be entitled to rely and act upon any certificate given to it by the Trust which has been signed by authorized signatories named in the most recent certification received by the Agent.

C. Agent will preserve any records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust during regular business hours upon reasonable notice. At the end of the regulatory retention period, such documents will either be turned over to the Trust, or destroyed in accordance with the Trust’s authorization. The Agent may, at its option at any time, and shall forthwith upon the Trust’s demand, turn over to the Trust and cease to retain in the Agent’s files, records and documents created and maintained by the Agent in performance of its service or for its protection. The Agent agrees that all records prepared or maintained by the Agent pursuant to Section 31 of the 1940 Act and the Rules thereunder relating to the services to be performed by the Agent hereunder are the confidential property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Trust on and in accordance with its request.

7. PROPRIETARY INFORMATION. It is agreed that all records and documents, excepting computer data processing programs and any related documentation used or prepared by, or on behalf of Agent for the performance of its services hereunder, are the property of the Trust and shall be open to audit or inspection by the Trust or its agents during the normal business hours of Agent; shall be maintained in a manner designed to preserve the confidentiality thereof and to comply with applicable federal and state laws and regulations; and shall, in whole or any specified part, be surrendered to the Trust or its duly authorized agents upon receipt by Agent of reasonable notice of and request therefor.

8. INDEMNIFICATION.

A. The Trust and each Master Portfolio shall indemnify and hold the Agent and its officers, directors, employees, and agents (the “Indemnified Parties”) harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees (a “Claim”), relating to the Trust or a Master Portfolio and arising as a result of any act or omission of the Agent or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Agent or any Indemnified Party. Without limiting the foregoing, neither the Agent nor the Indemnified Parties shall be liable for, and the Agent and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

(i) Any actions taken or omitted to be taken by the Agent or its agents or subcontractors in good faith in reliance on, or use by the Agent or its agents or subcontractors of, information, records and documents which (1) are received by the Agent or its agents or subcontractors and furnished to such party by or on behalf of the Trust or the Master Portfolio(s), (2) have been prepared and/or maintained by the Master Portfolio(s) or any other person or firm on behalf of the Trust or the Master Portfolio(s), or (3) were received by the Agent or its agents or subcontractors from a prior transfer agent.

(ii) Any action taken or omitted to be taken by the Agent in good faith reliance upon any then effective law, act, regulation (a “Regulation”) or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

(iii) The Trust’s or the Master Portfolio(s)’ refusal or failure to comply with the terms of this Agreement, or which arise out of the Master Portfolios’ lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust or the Master Portfolio(s) hereunder.

(iv) The reliance on, or the carrying out by the Agent or an Indemnified Party of any Proper Instruction in accordance with the terms thereof.

(v) The offer or sale of Interests by the Trust in violation of (1) any requirement under the federal securities laws or regulations; (2) any requirement under the securities laws or regulations of any state; or (3) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Interests.

B. The Agent shall indemnify and hold the Trust and the Master Portfolios harmless from and against any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Agent as a result of the Agent’s lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

C. At any time the Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel of the Agent or the Trust with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and the Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust and/or the Master Portfolio(s) reasonably believed to be genuine and to have been signed by the proper person or persons and within the scope of their authority, or upon any instruction, information, data, records or documents provided to the Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and the Agent, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. The Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Trust, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

D. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent, which consent shall not be unreasonably withheld.

9. LIABILITY.

A. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

B. Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

10. AMENDMENT. This Agreement may be amended or modified only by a written agreement executed by both parties.

11. TERMINATION. This Agreement may be terminated by either party without cause upon one hundred twenty (120) days’ prior written notice to the other, and at any time for cause in the event that such cause remains unremedied for more than thirty (30) days after receipt by the other party of written specification of such cause.

In the event the Trust designates a successor to any of Agent’s obligations hereunder, Agent shall, at the expense and pursuant to the direction of the Trust, transfer promptly to such successor all relevant books, records and other data of the Trust in the possession or under the control of Agent.

12. SEVERABILITY. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then such clause or provision shall be considered severed herefrom and the remainder of this Agreement shall continue in full force and effect.

13. APPLICABLE LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters addresses hereby, and supersedes any prior agreement with respect to the subject hereof whether oral or written.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together constitute only one instrument.

16. ADDITIONAL MASTER PORTFOLIOS. In the event that the Trust establishes one or more series or classes of Interests in addition to the series listed on Appendix A hereto with respect to which it desires to have the Agent render services as transfer agent under the terms hereof, it shall so notify the Agent in writing, and, unless the Agent declines in writing to provide such services, such series of Interests shall become a Master Portfolio hereunder and Appendix A shall be appropriately amended.

17. ASSIGNMENT.

A. Except as provided in Section (C) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

B. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

C. The Agent may, without further consent on the part of the Trust, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Agent, provided that the Agent shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Agent.

18. MISCELLANEOUS. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall only be binding upon the assets and property of the relevant Master Portfolios, as provided for in the Trust’s Agreement and Declaration of Trust, and shall not be binding on any trustee, officer or shareholder of Trust or Master Portfolio individually.

19. MUTUAL REPRESENTATIONS. Each of the Agent and the Trust is empowered by its respective governing documents and applicable law to enter into and perform this Agreement and each signatory below is authorized and empowered by the Agent or the Trust, as the case may be, to execute this agreement on such institution’s behalf.

20. ANTI-MONEY LAUNDERING.

A. The parties agree as follows:

1. The USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively, the “USA PATRIOT Act”) authorize an open-end investment company to delegate to a service provider, including its transfer agent, the operation of certain aspects of the Trust’s anti-money laundering program, which incorporates its customer identification program (the “Trust’s CIP”), which may be amended from time to time (the “Trust’s AML Program”).

2. The Agent is subject to a rule implementing the anti-money laundering compliance program requirements of the USA PATRIOT Act and is regulated by a federal functional regulator as that term is used in 31 C.F.R. § 103.131 (the “CIP Rule”).

3. The Agent has a written anti-money laundering program that meets all of the requirements of the USA PATRIOT Act and is reasonably designed to: (i) detect and prevent money laundering activities involving the Trust’s Interests; (ii) protect the Trust against the risks of money laundering activities; and (iii) comply and assist the Trust in complying with applicable anti-money laundering laws and regulations, including each of the elements reflected in the Trust’s AML Program, as it may be amended from time to time (the “Agent’s AML Program”).

4. The Agent has a customer identification program that meets all of the requirements of the CIP Rule and includes procedures: (i) to verify the identity of any person seeking to open an account, to the extent reasonable and practicable; (ii) to maintain records of the information used to verify the person’s identity, including name, address and other identifying information; and (iii) to determine whether the person appears on any lists of known or suspected terrorist or criminal individuals or terrorist organizations provided to investment companies by any government agency (the “Agent’s CIP”).

5. The Trust desires to delegate to the Agent the performance of certain aspects of the Trust’s AML Program, in accordance with applicable law or regulation, and the Agent desires to accept such delegation.

B. Duties Regarding the Trust’s AML Program

1. Duties of the Trust. The Trust shall perform the following functions of the Trust’s CIP:

(a) Recordkeeping. The Trust shall collect or, if applicable, create, and retain the required records documenting the performance of these functions in accordance with, and for the periods required by, applicable law or regulation.

(b) AML Program. The Trust shall promptly furnish to the Agent a copy of the Trust’s AML Program and all amendments thereto.

2. Duties of the Agent. The Trust delegates to the Agent on behalf of the Trust and its principal underwriter, and the Agent hereby assumes, the functions set forth in this Section 20(B)(2) with respect to new or existing Trust customers, as defined in the CIP Rule (each a “CIP Customer”), as required pursuant to the CIP Rule and all Office of Foreign Asset Control (“OFAC”) and other similar compliance responsibilities (the “Delegated Functions”):

(a) Information Collection. The Agent shall obtain all required identifying information from each CIP Customer, under applicable laws and regulations and in accordance with the Agent’s CIP and any procedures thereunder. If the Agent does not receive all such identifying information for any CIP Customer, the Agent will use its best efforts to contact the CIP Customer and gather the required information. In the event the Agent is unable to gather such information, the Agent will immediately contact the Trust’s AML Compliance Officer, and the Trust’s AML Compliance Officer will attempt to collect the outstanding identifying information. The Trust will promptly transmit to the Agent any identifying information that the Trust is able to collect.

(b) Identity Verification.

(1) In accordance with the Agent’s CIP, unless otherwise required, the Agent will use non-documentary methods to verify the information provided to the Agent under Section 20(b)(2)(a) above for each CIP Customer.

(2) If documentary identity verification for any CIP Customer is required in accordance with the Agent’s CIP and any procedures thereunder, the Agent will be responsible for reviewing the appropriate documentation and verifying the identity of the CIP Customer based on that documentation.

(3) The Agent will not open any CIP Customer’s account or accept monies into the Trust, or any series or class thereof, on behalf of the CIP Customer until the Agent is able to collect all required identifying information and verify the identity of the CIP Customer.

(c) OFAC and Other Similar Compliance. The Agent shall screen name and address information of new and existing customers, including Trust customers, against lists of known or suspected terrorists or terrorist organizations prepared by any federal government agency and referred to the Agent in accordance with the Agent’s CIP and all Federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury, which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. Such screening shall occur nightly. In the event that a new or existing Trust customer matches a name contained on one of the foregoing lists and the Agent cannot resolve such match in accordance with the Agent’s CIP, the Agent shall not open such customer’s account, shall freeze such customer’s assets and will immediately inform the Trust’s AML Compliance Officer of the foregoing circumstances, whereupon the Trust’s AML Compliance Officer shall take such other action as may be required by applicable law or regulation.

(d) Recordkeeping. The Agent will create and retain the required records documenting the performance of the functions that it has agreed to perform as set forth in this Section 20 in accordance with, and for the periods required by, applicable law or regulation.

(e) Certifications.

(1) The Agent shall certify to the Trust, on an annual basis, that the Agent has performed (and will continue to perform) the functions that it has agreed to perform as set forth in this Section 20 and that the Agent has performed (and will continue to perform) those functions in accordance with the specified aspects of the Trust’s AML Program.

(2) In addition, the Agent shall certify, on a quarterly basis, that:

(a) The Agent’s AML Program and the Agent’s CIP Program have been approved by properly authorized officers of the Agent or the Agent’s board of directors (or similar governing body);

(b) The Agent has established and implemented policies, procedures and internal controls reasonably designed to prevent the Agent from being used for money laundering or the financing of terrorist activities in connection with the services it provides to the Trust, including, but not limited to, all customer identification procedures related to all individuals and entities investing in the Trust or any series or class thereof, and to achieve compliance with the USA PATRIOT Act and the CIP Rule (the “Policies”);

(c) The Agent has designated an individual or individuals responsible for implementing and monitoring the Policies;

(d) The Agent has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to money laundering activities (particularly as they relate to the mutual fund industry), all applicable money laundering laws and regulations, and the Policies;

(e) The Agent’s Policies are functioning as intended;

(f) Except as may have been previously disclosed to the Trust’s AML Compliance Officer in writing, during the period covered by the certification, there was no suspicious activity reportable under applicable law or regulation with respect to the Trust or any series or class thereof, and that none of the holders of the Trust’s Interests failed any of the procedures enumerated in the Policies;

(g) The Agent provides for periodic testing of the Policies by its internal auditors; and

(h) There have been no amendments to the Agent’s AML Program or the Agent’s CIP or OFAC and other similar compliance procedures that may materially affect the Trust or, alternatively, (ii) there has been an amendment to the Agent’s AML Program or the Agent’s CIP, which amendment may materially affect the Trust.

(f) Consent to Examination. The Agent understands and acknowledges that the Trust remains responsible for ensuring its compliance with the USA PATRIOT Act and the CIP Rule and that both the Agent, for purposes of the Agent’s AML Program and the Agent’s CIP, as they relate to the Trust, and the records the Agent maintains for the Trust relating to the Trust’s AML Program may be subject, from time to time, to examination and/or inspection by federal regulators or the Trust’s auditors as part of the periodic testing of the Trust’s AML Program. The Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and auditors in connection with their review. For purposes of such examination and/or inspection, the Agent will make available during normal business hours, all required records and information concerning the functions of the Trust’s AML Program performed by the Agent for review by such examiners and auditors. The Trust shall provide the Agent with notice of any pending or planned examinations as soon as practicable after the Trust is notified of such examination.

(g) Miscellaneous.

(1) In the event that the Agent materially amends the Agent’s AML Program or the Agent’s CIP, it shall promptly provide such amended AML Program and/or CIP and a written explanation of the amendment(s) to the Trust’s AML Compliance Officer.

(2) At least annually, the Agent shall provide the Trust’s AML Compliance Officer with a report in the form of the Agent’s most recent SAS 70, which includes a summary of the findings from the most recent independent audit of the Agent’s AML Program.

(3) To the extent permitted by law, the Agent’s AML Compliance Officer will advise the Trust’s AML Compliance Officer promptly if there have been any suspicious activities involving the Trust or any series or class thereof.

(4) The Agent shall provide the Trust’s AML Compliance Officer with any additional reports as the Trust’s AML Compliance Officer or the Trust’s Board of Trustees may reasonably request, pursuant to the Trust’s AML Program.

C. Limitation of Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Agent is agreeing to perform only those aspects of the Trust’s AML Program as specified in this Section 20, and the Agent is not undertaking and shall not be responsible for any other aspect of the Trust’s AML Program or for the overall compliance by the Trust with the USA PATRIOT Act.

[signature page follows]

MASTER INVESTMENT PORTFOLIO

By:	/s/ Michael Latham
Name:	Michael Latham
Title:	Secretary and Treasurer

INVESTORS BANK & TRUST COMPANY

By:	/s/ Mike Rogers
Name:	Mike Rogers
Title:	President

APPENDIX A

Name of Master Portfolio

LifePath Retirement Master Portfolio

LifePath 2010 Master Portfolio

LifePath 2020 Master Portfolio

LifePath 2030 Master Portfolio

LifePath 2040 Master Portfolio

Active Stock Master Portfolio

CoreAlpha Bond Master Portfolio

Bond Index Master Portfolio

S & P 500 Index Master Portfolio

Money Market Master Portfolio

Prime Money Market Master Portfolio

Government Money Market Master Portfolio

Treasury Money Market Master Portfolio

Dated: May 31, 2006

APPENDIX B

In absence of contrary Proper Instructions, the Agent will perform the following duties for each Master Portfolio in accordance with the then current Master Portfolio documentation in the Agent’s possession:

Unit Recordkeeping

1. Maintaining Investor Records. Open, maintain and close accounts of holders (“Holders”) of Master Portfolio Interests (“Interests”), all in accordance with information received by the Agent from Authorized Persons and maintain continuous proof of all Unit interests.

2. Processing of Investments. Upon receipt of Proper Instructions with respect to contributions to the Master Portfolio, credit the account of the Holder indicated in such Proper Instructions with the Unit interest.

3. Processing Redemptions. Upon receipt of Proper Instructions indicating that a proper withdrawal request had been received, verify that there are sufficient amounts in the account to cover the withdrawal and that payment for the Unit interest being redeemed has been collected, and process the withdrawal at the appropriate net asset value as instructed by the Manager, with payment to be made in accordance with the instructions of the Holder as provided to the Agent by an Authorized Person.

4. No Obligation on Part of Agent. The Agent shall have no duties or obligations hereunder (i) to determine whether any subscription or other agreements or documents prepared by Holders are complete or accurate, except with respect to compliance by Agent with its duties under Section 20 of this Agreement; (ii) to determine whether any investor has satisfied any requirement for investment in the Master Portfolio, either under federal law or the laws of any state or under the Master Portfolios formation documents or offering materials; (iii) to monitor any purchase with respect to the securities laws of any state, or any federal securities laws or to make any filing under the same in connection therewith, including, without limitation, Regulation D of the Securities Act of 1933, as amended and the securities laws of any state; or (iv) to determine whether the Holders are “qualified purchasers” for the purpose of Section 3(c)(7) of the Investment Company Act of 1940.

5. Processing Distributions. The Agent shall work in conjunction with each Master Portfolio and its tax advisors to verify the amounts due to be distributed to the Holders of the Master Portfolio in accordance with the Master Portfolio’s formation documents. Upon receipt of Proper Instructions indicating (i) that a distribution is due to be paid to the Holders and (ii) the amount to be paid to each such Holder, the Agent shall make such payment in accordance with such Proper Instructions and the provisions of the relevant Master Portfolio’s documentation.